Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-163407 on Form S-8 and Registration Statement No. 033-64984 on Form S-3 of our reports dated March 15, 2012 relating to the financial statements and financial statement schedule of Dole Food Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption during 2011 of Accounting Standards Update 2011-5 which revises the presentation of comprehensive income), and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dole Food Company, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 15, 2012